Exhibit 14.1

LAGO EVERGREEN CREDIT
LAGO ASSET MANAGEMENT, LLC

SARBANES-OXLEY CODE OF BUSINESS CONDUCT AND ETHICS

Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and Item 406 of Regulation S-K require that public companies disclose whether they have adopted a code of ethics applicable to their principal executive, principal financial and principal accounting officers. LAGO Evergreen Credit (the “Company”) adopted this SOX Code of Business Conduct and Ethics (the “Code”) pursuant to these rules. The Code applies to all of the Company’s trustees, officers and employees (“Covered Persons”) for the purpose of promoting:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

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compliance with applicable laws, rules and regulations;

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an environment that encourages disclosure of ethical and compliance related concerns;

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the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code without fear of reprisal; and

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accountability for adherence to the Code.

Conflicts of Interest

All Covered Persons are integral to the Company’s goal of creating a culture of high ethical standards and commitment to compliance. In their roles acting on behalf of the Company, all Covered Persons will refrain from engaging in any activity that may compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company. They will act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

Covered Persons must avoid any conflict, or the appearance of a conflict, between their personal interests and the Company’s interests. A conflict exists when the Covered Person’s personal interests in any way interfere—or even appear to interfere—with the Company’s interests, or when the Covered Person takes any action or has any interests that may make it difficult for the Covered Person to perform their job objectively and effectively. For example, a conflict of interest probably exists if:

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the Covered Person causes the Company to enter into business relationships with themself or a member of their family, or invests in companies affiliated with the Covered Person or a member of their family;

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the Covered Person, or a member of their family, receives improper personal benefits as a result of the Covered Person’s position with the Company;

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the Covered Person uses any nonpublic information about the Company, its customers or its other business partners for their personal gain, or the gain of a member of their family; or

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the Covered Person uses or communicates confidential information obtained in the course of their work for their or another’s personal benefit.

Full, Fair, Accurate and Timely Disclosure

Exhibit 14.1

The Covered Persons of the Company and or any other subsidiary that becomes subject to the periodic reporting requirements under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are bound by the provisions set forth in the Code and the Company’s Disclosure Controls and Procedures Policy relating to ethical conduct, conflicts of interest, compliance with law and standards designed to deter wrongdoing.

Covered Persons are responsible for full, fair, accurate, timely and understandable audits and interim financial statements in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Covered Persons to promptly to bring to the attention of the Audit Committee of the Company or the Company’s senior management any material information of which he or she may become aware that affects the audits and interim financial statements made by the Company in its public filings or otherwise assist the Audit Committee or senior management in fulfilling their responsibilities as specified in the Company’s financial reporting policies and applicable law.

Covered Persons shall report to the Company’s senior management or to the Audit Committee any information he or she may have concerning (a) all information that could be considered material to the Company’s business, operations or financial results, (b) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, (c) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting audits or internal controls or (d) any attempt to improperly influence, coerce or mislead the Company’s independent auditors in violation of Section 303(a) of SOX and the rules of the SEC passed thereunder.

Compliance with Applicable Laws, Rules and Regulations

All Covered Persons have a duty to comply with all laws, rules and regulations that apply to the Company’s business, including those relating to insider trading. Covered Persons should please go to the Company’s Chief Compliance Officer with any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, the Company expects Covered Persons to comply with all of the Company’s policies and procedures that apply to them. The Company may modify or update its policies and procedures in the future and may adopt new company policies and procedures from time to time. Covered Persons are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to them.

Confidentiality

Covered Persons must not disclose confidential information regarding the Company or its subsidiaries, clients, or other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, its subsidiaries, its clients, or its other business partners. This obligation continues even after Covered Persons leave the Company, until the information becomes publicly available.

Protection and Proper Use of Company Assets

Company assets are to be used only for legitimate business purposes. Covered Persons should protect Company assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the Company, it does not interfere with the Covered Person’s work duties, and it is not related to an illegal activity or to any outside business.

Retaining Business Communications

The law requires the Company to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place it in contempt of court, or seriously disadvantage the Company in litigation.

From time to time the Company may establish retention or destruction policies in order to ensure legal compliance. Covered Persons are expected to fully comply with any published records retention or destruction policies, provided that

Exhibit 14.1

Covered Persons should note the following exception: If a Covered Person believes, or the Company informs them, that the Covered Person’s records are relevant to any litigation or governmental action, or any potential litigation or action, then the Covered Person must preserve those records until the Company determines the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If a Covered Person believes that this exception may apply, or has any questions regarding the possible applicability of that exception, he or she should please contact the Company’s senior management.

Political Contributions

No funds of the Company may be given directly to political candidates. Covered Persons may, however, engage in political activity with their own resources on their own time, subject to compliance with any other applicable policies and procedures promulgated by the Company with respect to political contributions.

Media Relations

The Company must speak with a unified voice in all dealings with the press and other media. As a result, its senior management or external communications vendor should handle all media communications. If an employee (not including senior management) is contacted by a member of the media, the request must be forwarded to the Company’s external communications vendor, and the employee must obtain pre-approval from senior management prior to speaking with the media.

Intellectual Property Information

Information generated in the Company’s business is a valuable asset. Protecting this information plays an important role in the Company’s growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees who have access to the Company’s intellectual property information are obligated to safeguard it from unauthorized access and:

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Not disclose this information to persons outside of the Company;

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Not use this information for personal benefit or the benefit of persons outside of the Company; and

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Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

The Company provides an e-mail system and Internet access to certain of its employees to help them do their work. Covered Persons may use the e-mail system and the Internet only for legitimate business purposes in the course of their duties. Incidental and occasional personal use is permitted but never for personal gain or any improper use. Further, Covered Persons are prohibited from discussing or posting information regarding the Company in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

Equal Opportunity, Harassment

The Company is committed to providing equal opportunity in all of its employment practices, including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Reporting Violations and Complaint Handling

Exhibit 14.1

Covered Persons shall promptly bring to the attention of the Company’s senior management or to the Audit Committee any information they may have concerning any violation of the Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, audits or internal controls.

Covered Persons are strongly encouraged to promptly bring to the attention of the Company’s senior management or to the Audit Committee any information they may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code. However, nothing in this Code shall prohibit a Covered Person from reporting suspected violations directly to a government or regulatory body, including the Securities and Exchange Commission.

The Board of Trustees of the Company (the “Board”) shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or of these additional procedures by the Covered Persons. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Covered Persons shall keep written records or receipts of their individual disbursements made on behalf of the Company and for which they expect reimbursement by the Company. They shall deliver these evidences of their disbursements to the appropriate personnel in the accounting department of the Company.

There will be no reprisal, retaliation, or adverse action taken against any employee who, in good faith, reports or assists in the investigation of a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

Waivers

Any amendment or waiver of the Code for an executive officer or member of the Board must be made by the Board and disclosed on a current report on Form 8-K filed with the SEC within four business days following such amendment or waiver.

Revisions and Amendments

This Code may be revised, changed or amended at any time by the Board. Following any material revisions or updates, an updated version of this Code will be distributed to each Covered Person and will supersede the prior version of this Code effective upon distribution. The Company may ask each Covered Person to sign an acknowledgement confirming that he or she has read and understood the revised version of the Code and that he or she agrees to comply with the provisions.

Annual Acknowledgement

At least annually, or upon revision of the Code, all Covered Persons of the Company must execute the Acknowledgement regarding the Code. A form of the Acknowledgement is attached as Appendix A.

Exhibit 14.1

APPENDIX A

LAGO EVERGREEN CREDIT

Acknowledgment Regarding

Sarbanes-Oxley

Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to LAGO Evergreen Credit’s senior management and will be retained as part of LAGO Evergreen Credit’s books and records.

I have received a copy of LAGO Evergreen Credit’s Sarbanes-Oxley Code of Business Conduct and Ethics (the “Code”), read it, and understand that the Code contains the expectations of LAGO Evergreen Credit regarding my conduct. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed): _______________________________

Signature: ____________________________________

Date: ________________________________________

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with LAGO Evergreen Credit’s Sarbanes-Oxley Code of Business Conduct and Ethics.